Exhibit 99.1

Jack in the Box Inc. Reports Second Quarter FY 2017 Earnings; Updates Guidance for FY 2017; Declares Quarterly Cash Dividend

SAN DIEGO--(BUSINESS WIRE)--May 16, 2017--Jack in the Box Inc. (NASDAQ: JACK) today reported earnings from continuing operations of $33.8 million, or $1.09 per diluted share, for the second quarter ended April 16, 2017, compared with $29.0 million, or $0.85 per diluted share, for the second quarter of fiscal 2016.

Operating earnings per share, a non-GAAP measure which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising, were $0.98 in the second quarter of fiscal 2017 compared with $0.85 in the prior year quarter.

A reconciliation of non-GAAP measurements to GAAP results is provided below, with additional information included in the attachment to this release. Figures may not add due to rounding.

	12 Weeks Ended		28 Weeks Ended
	April 16, 2017	April 10, 2016	April 16, 2017	April 10, 2016
Diluted earnings per share from continuing operations – GAAP	$1.09	$0.85	$2.22	$1.78
Restructuring charges	0.04	—	0.08	—
Gains from refranchising	(0.15)	—	(0.15)	(0.01)
Operating earnings per share – Non-GAAP	$0.98	$0.85	$2.15	$1.77

During fiscal 2016, the company announced plans to reduce general and administrative costs. A comprehensive review of its organizational structure identified cost savings from workforce reductions, relocation and consolidation of the Qdoba corporate support center, refranchising initiatives, and information technology synergies across both brands. As a result, restructuring charges of $2.2 million, or approximately $0.04 per diluted share, were recorded during the second quarter of fiscal 2017. Charges consist primarily of facility closing and employee relocation costs. These charges are included in “Impairment and other charges, net” in the accompanying condensed consolidated statements of earnings.

Lenny Comma, chairman and chief executive officer, said, “While operating earnings per share increased 15 percent versus last year, driven primarily by lower G&A, our second quarter performance was below our expectations. After a sluggish start to the quarter, which we believe was attributable to delayed tax refunds and record rainfall in California, Jack in the Box® system same-store sales improved to positive territory as these transitory issues passed and we pivoted our advertising towards value messages. However, same-store sales at Qdoba® company restaurants worsened in the latter two months of the quarter, as we lapped more aggressive discounting in last year's second quarter. While margins at Qdoba were still disappointing, they improved to over 16 percent in the final month of the quarter as we were able to manage labor and food costs more effectively than in the first quarter, despite the larger decline in same-store sales. We are also encouraged that Qdoba company same-store sales have improved thus far in the third quarter.

“At our investor meeting last May, we said one of the factors that would cause us to reconsider our strategy with respect to Qdoba was valuation. It has become more apparent since then that the overall valuation of the company is being impacted by having two different business models. As a result, we've retained Morgan Stanley & Co. LLC to assist the Board in its evaluation of potential alternatives with respect to Qdoba, as well as other ways to enhance shareholder value.

“Lastly, we continue to make good progress on our Jack in the Box refranchising initiative, with the sale of 60 restaurants in the second quarter. In addition, as of today, we have signed non-binding letters of intent with franchisees to sell approximately 70 additional restaurants.”

Increase/(decrease) in same-store sales*:

	12 Weeks Ended		28 Weeks Ended
	April 16, 2017 *	April 10, 2016	April 16, 2017 *	April 10, 2016
Jack in the Box:
Company	(2.4)%	(1.0)%	(0.7)%	(0.2)%
Franchise	(0.4)%	0.3%	2.0%	1.1%
System	(0.8)%	0.0%	1.4%	0.8%
Qdoba:
Company	(5.9)%	3.1%	(3.4)%	2.2%
Franchise	(0.3)%	1.2%	(0.3)%	1.8%
System	(3.2)%	2.1%	(1.9)%	2.0%

*Note: Due to the transition from a 53-week to a 52-week fiscal year, year-over-year fiscal period comparisons are offset by one week. The change in same-store sales presented in the 2017 column uses comparable calendar periods to balance the one-week shift and to provide a clearer year-over-year comparison.

Jack in the Box system same-store sales decreased 0.8 percent for the quarter and lagged the QSR sandwich segment by 1.5 percentage points for the comparable period, according to The NPD Group’s SalesTrack® Weekly for the 12-week time period ended April 16, 2017. Included in this segment are 16 of the top QSR sandwich and burger chains in the country. Company same-store sales decreased 2.4 percent in the second quarter driven by a 7.1 percent decrease in transactions, partially offset by average check growth of 4.7 percent.

Qdoba same-store sales decreased 3.2 percent system-wide and 5.9 percent for company restaurants in the second quarter. Company same-store sales reflected an 8.2 percent decrease in transactions, partially offset by growth in average check and catering sales.

Consolidated restaurant operating margin, a non-GAAP measure1, decreased by 240 basis points to 17.5 percent of sales in the second quarter of 2017, compared with 19.9 percent of sales in the year-ago quarter. Restaurant operating margin for Jack in the Box company restaurants, a non-GAAP measure1, decreased 100 basis points to 19.7 percent of sales. The decrease was due primarily to higher labor costs related to wage inflation, higher repairs and maintenance costs, and sales deleverage, which were partially offset by a decrease in food and packaging costs. The decrease in food and packaging costs as a percentage of sales resulted from the benefit of menu price increases, favorable product mix and commodity deflation of approximately 0.3 percent in the quarter. Restaurant operating margin for Qdoba company restaurants, a non-GAAP measure1, decreased 480 basis points to 13.5 percent of sales. The decrease was due primarily to sales deleverage, the impact of new restaurant openings over the last 12 months, an increase in food and packaging costs and the impact of wage inflation. The increase in food and packaging costs as a percentage of sales was impacted by unfavorable product mix, which was partially offset by a decrease in discounting. Commodity costs at Qdoba were flat in the quarter compared to the prior year.

Franchise margin, a non-GAAP measure1, as a percentage of total franchise revenues improved to 54.4 percent in the second quarter from 53.8 percent in the prior year quarter. The improvement was due primarily to higher franchise fees related to the sale of 60 company-operated Jack in the Box restaurants to franchisees in the second quarter, lower depreciation and a decrease in franchise support and other costs. These increases were partially offset by decreases in rental revenues and royalties resulting from the acquisition of 19 franchise-operated Jack in the Box restaurants at the beginning of the quarter which the company intends to refranchise, and an increase in occupancy expenses due primarily to a decrease in favorable lease commitment adjustments related to previously refranchised markets.

____________________________
(1) Restaurant operating margin and franchise margin are non-GAAP measures. These non-GAAP measures are reconciled to consolidated earnings from operations, the most comparable GAAP measure, in the attachment to this release. See "Reconciliation of Non-GAAP Measurements to GAAP Results."

SG&A expense for the second quarter decreased by $11.1 million and was 9.7 percent of revenues as compared to 13.0 percent in the prior year quarter. Key items contributing to the decrease were the impact of the company's restructuring activities, a $3.3 million decrease in incentive compensation, a $2.6 million decrease in advertising, a $2.1 million decrease in pension and postretirement benefits, as well as a $2.0 million decrease in insurance costs. These decreases were partially offset by mark-to-market adjustments on investments supporting the company's non-qualified retirement plans, which resulted in a $1.5 million year-over-year increase in SG&A.

Interest expense, net, increased by $4.0 million in the second quarter due to increased leverage and a higher effective interest rate for 2017.

The tax rate for the second quarter of 2017 was 38.2 percent versus 36.7 percent for the second quarter of 2016. The higher tax rate was due primarily to a decrease in work opportunity tax credits in the second quarter of 2017, and favorable mark-to-market adjustments on investments supporting the company's non-qualified retirement plans in the second quarter of 2016.

Capital Allocation

The company repurchased approximately 2,229,000 shares of its common stock in the second quarter of 2017 at an average price of $98.27 per share for an aggregate cost of $219.0 million.

On May 11, 2017, the Board of Directors authorized an additional $100.0 million stock buyback program. This leaves approximately $181.0 million remaining under stock buyback programs authorized by the company's Board of Directors that expire in November 2018.

The company also announced today that on May 11, 2017, its Board of Directors declared a quarterly cash dividend of $0.40 per share on the company’s common stock. The dividend is payable on June 12, 2017, to shareholders of record at the close of business on May 30, 2017.

Guidance

The following guidance and underlying assumptions reflect the company’s current expectations for the third quarter ending July 9, 2017, and fiscal year ending October 1, 2017. Fiscal 2017 is a 52-week year, with 16 weeks in the first quarter, and 12 weeks in each of the second, third and fourth quarters. Fiscal 2016 was a 53-week year, with the additional week occurring in the fourth quarter.

Third quarter fiscal year 2017 guidance

  Same-store sales of up 1.0 to down 1.0 percent at Jack in the Box system restaurants versus a 1.1 percent increase in same-store sales in the year-ago quarter.
  Same-store sales of up 1.0 to down 1.0 percent at Qdoba company restaurants versus a 1.0 percent increase in the year-ago quarter.

Fiscal year 2017 guidance

  Same-store sales increase of approximately 1.0 percent at Jack in the Box system restaurants.
  Same-store sales decrease of approximately 1.0 to 2.0 percent at Qdoba company restaurants.
  Commodity costs of approximately flat for both Jack in the Box and Qdoba.
  Consolidated restaurant operating margin of approximately 19.0 percent, depending on the timing of refranchising transactions and the margins associated with the restaurants sold.
  SG&A as a percentage of revenues of approximately 11.0 percent as compared to 12.7 percent in fiscal 2016.
  Impairment and other charges as a percentage of revenues of approximately 70 basis points, excluding restructuring charges.
  Approximately 20 to 25 new Jack in the Box restaurants opening system-wide, the majority of which will be franchise locations.
  Approximately 50 to 60 new Qdoba restaurants, of which approximately 30 are expected to be company locations.
  Capital expenditures of approximately $100 million.
  Tax rate of approximately 38.0 to 39.0 percent.
  Operating earnings per share, which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising, ranging from $4.10 to $4.30.

Conference call

The company will host a conference call for financial analysts and investors on Wednesday, May 17, 2017, beginning at 8:30 a.m. PT (11:30 a.m. ET). The conference call will be broadcast live over the Internet via the Jack in the Box Inc. corporate website. To access the live call through the Internet, log onto the Investors section of the Jack in the Box Inc. website at http://investors.jackinthebox.com at least 15 minutes prior to the event in order to download and install any necessary audio software. A replay of the call will be available through the Jack in the Box Inc. corporate website for 21 days, beginning at approximately 11:30 a.m. PT on May 17, 2017.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 21 states and Guam. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Eats®, a leader in fast-casual dining, with more than 700 restaurants in 47 states, the District of Columbia and Canada. For more information on Jack in the Box and Qdoba, including franchising opportunities, visit www.jackinthebox.com or www.qdoba.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements, including the following: the success of new products and marketing initiatives; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the company's ability to reduce G&A; the company's ability to execute its refranchising strategy; the company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, and risks relating to expansion into new markets; litigation risks; food safety incidents or negative publicity impacting the reputations of the company's brands; and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission, which are available online at http://investors.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS
(Unaudited)

Operating earnings per share, a non-GAAP measure, is defined by the company as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising. Management believes this non-GAAP financial measure provides important supplemental information to assist investors in analyzing the performance of the company’s core business. In addition, the company uses operating earnings per share in establishing performance goals for purposes of executive compensation. The company encourages investors to rely upon its GAAP numbers but includes this non-GAAP financial measure as a supplemental metric to assist investors. This non-GAAP financial measure should not be considered as a substitute for, or superior to, financial measures calculated in accordance with GAAP. In addition, this non-GAAP financial measure used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Below is a reconciliation of non-GAAP operating earnings per share to the most directly comparable GAAP measure, diluted earnings per share from continuing operations. Figures may not add due to rounding.

	12 Weeks Ended		28 Weeks Ended
	April 16, 2017	April 10, 2016	April 16, 2017	April 10, 2016
Diluted earnings per share from continuing operations – GAAP	$1.09	$0.85	$2.22	$1.78
Restructuring charges	0.04	—	0.08	—
Gains from refranchising	(0.15)	—	(0.15)	(0.01)
Operating earnings per share – Non-GAAP	$0.98	$0.85	$2.15	$1.77

Restaurant operating margin and franchise margin are non-GAAP measures presented in the reconciliations below. These non-GAAP measures do not include an allocation of other operating expenses, such as selling, general and administrative expenses which include the costs of shared service functions such as accounting, finance and human resources, and other unallocated costs such as pension expense, share-based compensation and restructuring expense. As such, restaurant operating margin and franchise margin are not indicative of the overall results of the company and are considered non-GAAP financial measures. Management believes these non-GAAP financial measures provide important supplemental information to assist investors in understanding and analyzing the performance of the company's core business and operating results. The company encourages investors to rely upon its GAAP numbers, but includes these non-GAAP financial measures as a supplement to, not as a substitute for, earnings from operations, net earnings or other financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Below are the reconciliations of non-GAAP restaurant operating margin and franchise margin to the most directly comparable GAAP measure, consolidated earnings from operations.

	12 Weeks Ended			12 Weeks Ended
	April 16, 2017			April 10, 2016
($ in thousands)	Jack in the Box	Qdoba	Consolidated	Jack in the Box	Qdoba	Consolidated
Earnings from operations - GAAP (1)			$65,650			$52,786
Other operating expenses:
Selling, general and administrative expenses			(35,788)			(46,895)
Impairment and other charges, net			(4,331)			(2,422)
Gains (losses) on the sale of company-operated restaurants			7,779			(3)
Total other operating expenses			$(32,340)			$(49,320)

Company restaurant operations:
Company restaurant sales	$180,275	$98,792	$279,067	$179,664	$92,128	$271,792
Food and packaging	(52,042)	(30,870)	(82,912)	(54,116)	(27,950)	(82,066)
Payroll and employee benefits	(54,529)	(28,230)	(82,759)	(51,401)	(24,736)	(76,137)
Occupancy and other	(38,229)	(26,341)	(64,570)	(36,905)	(22,622)	(59,527)
Restaurant operating margin (2) - Non-GAAP	$35,475	$13,351	$48,826	$37,242	$16,820	$54,062

Franchise operations:
Franchise rental revenues	$51,295	$26	$51,321	$52,577	$25	$52,602
Franchise royalties and other	34,314	4,687	39,001	31,821	4,936	36,757
Franchise occupancy expenses	(38,393)	(24)	(38,417)	(37,385)	(23)	(37,408)
Franchise support and other costs	(1,734)	(1,007)	(2,741)	(2,761)	(1,146)	(3,907)
Franchise margin (2) - Non-GAAP	$45,482	$3,682	$49,164	$44,252	$3,792	$48,044

Restaurant operating margin (2) as a % of company restaurant sales	19.7%	13.5%	17.5%	20.7%	18.3%	19.9%
Franchise margin (2) as a % of total franchise revenues			54.4%			53.8%

(1) Earnings from operations is the sum of total other operating expenses, restaurant operating margin and franchise margin.

(2) Restaurant operating margin and franchise margin are non-GAAP measures. Refer to discussion regarding these non-GAAP measures above.

	28 Weeks Ended			28 Weeks Ended
	April 16, 2017			April 10, 2016
($ in thousands)	Jack in the Box	Qdoba	Consolidated	Jack in the Box	Qdoba	Consolidated
Earnings from operations - GAAP (1)			$138,767			$115,300
Other operating expenses:
Selling, general and administrative expenses			(91,496)			(112,767)
Impairment and other charges, net			(9,388)			(4,079)
Gains (losses) on the sale of company-operated restaurants			7,916			815
Total other operating expenses			$(92,968)			$(116,031)

Company restaurant operations:
Company restaurant sales	$418,846	$227,491	$646,337	$415,943	$209,070	$625,013
Food and packaging	(120,031)	(71,817)	(191,848)	(127,249)	(63,728)	(190,977)
Payroll and employee benefits	(124,712)	(64,968)	(189,680)	(117,090)	(56,954)	(174,044)
Occupancy and other	(87,079)	(60,535)	(147,614)	(85,076)	(52,150)	(137,226)
Restaurant operating margin (2) - Non-GAAP	$87,024	$30,171	$117,195	$86,528	$36,238	$122,766

Franchise operations:
Franchise rental revenues	$122,731	$59	$122,790	$122,277	$63	$122,340
Franchise royalties and other	77,488	10,707	88,195	73,425	11,196	84,621
Franchise occupancy expenses	(89,809)	(57)	(89,866)	(89,576)	(51)	(89,627)
Franchise support and other costs	(4,271)	(2,308)	(6,579)	(6,099)	(2,670)	(8,769)
Franchise margin (2) - Non-GAAP	$106,139	$8,401	$114,540	$100,027	$8,538	$108,565

Restaurant operating margin (2) as a % of company restaurant sales	20.8%	13.3%	18.1%	20.8%	17.3%	19.6%
Franchise margin (2) as a % of total franchise revenues			54.3%			52.5%

(1) Earnings from operations is the sum of total other operating expenses, restaurant operating margin and franchise margin.

(2) Restaurant operating margin and franchise margin are non-GAAP measures. Refer to discussion regarding these non-GAAP measures above.

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (In thousands, except per share data) (Unaudited)

	12 Weeks Ended		28 Weeks Ended
	April 16, 2017	April 10, 2016	April 16, 2017	April 10, 2016
Revenues:
Company restaurant sales	$279,067	$271,792	$646,337	$625,013
Franchise rental revenues	51,321	52,602	122,790	122,340
Franchise royalties and other	39,001	36,757	88,195	84,621
	369,389	361,151	857,322	831,974
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging	82,912	82,066	191,848	190,977
Payroll and employee benefits	82,759	76,137	189,680	174,044
Occupancy and other	64,570	59,527	147,614	137,226
Total company restaurant costs	230,241	217,730	529,142	502,247
Franchise occupancy expenses	38,417	37,408	89,866	89,627
Franchise support and other costs	2,741	3,907	6,579	8,769
Selling, general and administrative expenses	35,788	46,895	91,496	112,767
Impairment and other charges, net	4,331	2,422	9,388	4,079
(Gains) losses on the sale of company-operated restaurants	(7,779)	3	(7,916)	(815)
	303,739	308,365	718,555	716,674
Earnings from operations	65,650	52,786	138,767	115,300
Interest expense, net	10,941	6,911	23,658	15,086
Earnings from continuing operations and before income taxes	54,709	45,875	115,109	100,214
Income taxes	20,889	16,847	44,255	37,289
Earnings from continuing operations	33,820	29,028	70,854	62,925
Losses from discontinued operations, net of income tax benefit	(726)	(346)	(1,831)	(1,022)
Net earnings	$33,094	$28,682	$69,023	$61,903

Net earnings per share - basic:
Earnings from continuing operations	$1.09	$0.86	$2.24	$1.81
Losses from discontinued operations	(0.02)	(0.01)	(0.06)	(0.03)
Net earnings per share (1)	$1.07	$0.85	$2.18	$1.78
Net earnings per share - diluted:
Earnings from continuing operations	$1.09	$0.85	$2.22	$1.78
Losses from discontinued operations	(0.02)	(0.01)	(0.06)	(0.03)
Net earnings per share (1)	$1.06	$0.84	$2.16	$1.76

Weighted-average shares outstanding:
Basic	30,895	33,656	31,622	34,686
Diluted	31,126	34,177	31,883	35,256

Cash dividends declared per common share	$0.40	$0.30	$0.80	$0.60

(1) Earnings per share may not add due to rounding.

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share data) (Unaudited)

	April 16, 2017	October 2, 2016
ASSETS
Current assets:
Cash	$6,358	$17,030
Accounts and other receivables, net	39,657	73,360
Inventories	7,769	8,229
Prepaid expenses	20,782	40,398
Assets held for sale	35,224	14,259
Other current assets	2,350	2,129
Total current assets	112,140	155,405
Property and equipment, at cost	1,537,344	1,605,576
Less accumulated depreciation and amortization	(883,109)	(886,526)
Property and equipment, net	654,235	719,050
Intangible assets, net	14,161	14,042
Goodwill	175,525	166,046
Other assets, net	274,838	290,469
	$1,230,899	$1,345,012

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current maturities of long-term debt	$55,762	$55,935
Accounts payable	42,232	40,736
Accrued liabilities	140,579	181,250
Total current liabilities	238,573	277,921
Long-term debt, net of current maturities	1,135,287	935,372
Other long-term liabilities	326,455	348,925
Stockholders’ deficit:
Preferred stock $0.01 par value, 15,000,000 shares authorized, none issued	—	—
Common stock $0.01 par value, 175,000,000 shares authorized, 81,828,835 and 81,598,524 issued, respectively	818	816
Capital in excess of par value	448,246	432,564
Retained earnings	1,443,131	1,399,721
Accumulated other comprehensive loss	(171,172)	(187,021)
Treasury stock, at cost, 52,411,407 and 49,190,992 shares, respectively	(2,190,439)	(1,863,286)
Total stockholders’ deficit	(469,416)	(217,206)
	$1,230,899	$1,345,012

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	28 Weeks Ended
	April 16, 2017	April 10, 2016
Cash flows from operating activities:
Net earnings	$69,023	$61,903
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	49,166	49,331
Deferred finance cost amortization	1,919	1,437
Excess tax benefits from share-based compensation arrangements	(4,034)	(2,451)
Deferred income taxes	2,385	(1,303)
Share-based compensation expense	6,735	7,901
Pension and postretirement expense	2,269	7,261
Gains on cash surrender value of company-owned life insurance	(73)	(2,446)
Gains on the sale of company-operated restaurants	(7,916)	(815)
Losses on the disposition of property and equipment	1,234	1,646
Impairment charges and other	2,702	858
Changes in assets and liabilities:
Accounts and other receivables	24,915	(25,875)
Inventories	460	(497)
Prepaid expenses and other current assets	23,428	(2,149)
Accounts payable	(1,371)	(1,847)
Accrued liabilities	(37,870)	(3,464)
Pension and postretirement contributions	(2,773)	(8,255)
Other	(4,045)	(782)
Cash flows provided by operating activities	126,154	80,453
Cash flows from investing activities:
Purchases of property and equipment	(33,415)	(51,298)
Purchases of assets intended for sale and leaseback	(1,805)	(5,581)
Proceeds from the sale and leaseback of assets	2,466	7,748
Proceeds from the sale of company-operated restaurants	31,389	1,021
Collections on notes receivable	1,204	2,614
Acquisition of franchise-operated restaurants	—	324
Proceeds from the sale of property and equipment	2,082	—
Other	(172)	14
Cash flows provided by (used in) investing activities	1,749	(45,158)
Cash flows from financing activities:
Borrowings on revolving credit facilities	534,500	497,000
Repayments of borrowings on revolving credit facilities	(305,000)	(264,000)
Principal repayments on debt	(28,800)	(13,065)
Dividends paid on common stock	(25,462)	(20,765)
Proceeds from issuance of common stock	4,840	1,432
Repurchases of common stock	(322,687)	(250,000)
Excess tax benefits from share-based compensation arrangements	4,034	2,451
Change in book overdraft	—	2,695
Cash flows used in financing activities	(138,575)	(44,252)
Effect of exchange rate changes on cash	—	13
Net decrease in cash	(10,672)	(8,944)
Cash at beginning of period	17,030	17,743
Cash at end of period	$6,358	$8,799

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

The following table presents certain income and expense items included in our condensed consolidated statements of earnings as a percentage of total revenues, unless otherwise indicated. Percentages may not add due to rounding.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS DATA (Unaudited)

	12 Weeks Ended		28 Weeks Ended
	April 16, 2017	April 10, 2016	April 16, 2017	April 10, 2016
Revenues:
Company restaurant sales	75.5%	75.3%	75.4%	75.1%
Franchise rental revenues	13.9%	14.6%	14.3%	14.7%
Franchise royalties and other	10.6%	10.2%	10.3%	10.2%
Total revenues	100.0%	100.0%	100.0%	100.0%
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging (1)	29.7%	30.2%	29.7%	30.6%
Payroll and employee benefits (1)	29.7%	28.0%	29.3%	27.8%
Occupancy and other (1)	23.1%	21.9%	22.8%	22.0%
Total company restaurant costs (1)	82.5%	80.1%	81.9%	80.4%
Franchise occupancy expenses (2)	74.9%	71.1%	73.2%	73.3%
Franchise support and other costs (3)	7.0%	10.6%	7.5%	10.4%
Selling, general and administrative expenses	9.7%	13.0%	10.7%	13.6%
Impairment and other charges, net	1.2%	0.7%	1.1%	0.5%
Gains on the sale of company-operated restaurants	(2.1)%	—%	(0.9)%	(0.1)%
Earnings from operations	17.8%	14.6%	16.2%	13.9%
Income tax rate (4)	38.2%	36.7%	38.4%	37.2%

(1) As a percentage of company restaurant sales.
(2) As a percentage of franchise rental revenues.
(3) As a percentage of franchise royalties and other.
(4) As a percentage of earnings from continuing operations and before income taxes.

The following table presents Jack in the Box and Qdoba company restaurant sales, costs and margin, and restaurant costs and margin as a percentage of the related sales. Percentages may not add due to rounding.

SUPPLEMENTAL COMPANY RESTAURANT OPERATIONS DATA (Dollars in thousands) (Unaudited)

	12 Weeks Ended				28 Weeks Ended
	April 16, 2017		April 10, 2016		April 16, 2017		April 10, 2016
Jack in the Box:
Company restaurant sales	$180,275		$179,664		$418,846		$415,943
Company restaurant costs:
Food and packaging	52,042	28.9%	54,116	30.1%	120,031	28.7%	127,249	30.6%
Payroll and employee benefits	54,529	30.2%	51,401	28.6%	124,712	29.8%	117,090	28.2%
Occupancy and other	38,229	21.2%	36,905	20.5%	87,079	20.8%	85,076	20.5%
Total company restaurant costs	144,800	80.3%	142,422	79.3%	331,822	79.2%	329,415	79.2%
Restaurant operating margin (1)	$35,475	19.7%	$37,242	20.7%	$87,024	20.8%	$86,528	20.8%
Qdoba:
Company restaurant sales	$98,792		$92,128		$227,491		$209,070
Company restaurant costs:
Food and packaging	30,870	31.2%	27,950	30.3%	71,817	31.6%	63,728	30.5%
Payroll and employee benefits	28,230	28.6%	24,736	26.8%	64,968	28.6%	56,954	27.2%
Occupancy and other	26,341	26.7%	22,622	24.6%	60,535	26.6%	52,150	24.9%
Total company restaurant costs	85,441	86.5%	75,308	81.7%	197,320	86.7%	172,832	82.7%
Restaurant operating margin (1)	$13,351	13.5%	$16,820	18.3%	$30,171	13.3%	$36,238	17.3%

(1) Restaurant operating margin is a non-GAAP measure. This non-GAAP measure is reconciled to consolidated earnings from operations, the most comparable GAAP measure, in the attachment to this release. See "Reconciliation of Non-GAAP Measurements to GAAP Results."

The following table presents franchise revenues, costs and margin in each period:

SUPPLEMENTAL FRANCHISE OPERATIONS DATA (Dollars in thousands) (Unaudited)

	12 Weeks Ended		28 Weeks Ended
	April 16, 2017	April 10, 2016	April 16, 2017	April 10, 2016
Franchise rental revenues	$51,321	$52,602	$122,790	$122,340

Royalties	36,110	36,122	84,129	82,784
Franchise fees and other	2,891	635	4,066	1,837
Franchise royalties and other	39,001	36,757	88,195	84,621
Total franchise revenues	90,322	89,359	210,985	206,961

Rental expense	31,567	30,016	73,790	72,188
Depreciation and amortization	6,850	7,392	16,076	17,439
Franchise occupancy expenses	38,417	37,408	89,866	89,627
Franchise support and other costs	2,741	3,907	6,579	8,769
Total franchise costs	41,158	41,315	96,445	98,396
Franchise margin (1)	$49,164	$48,044	$114,540	$108,565
Franchise margin (1) as a % of franchise revenues	54.4%	53.8%	54.3%	52.5%

(1) Franchise margin is a non-GAAP measure. This non-GAAP measure is reconciled to consolidated earnings from operations, the most comparable GAAP measure, in the attachment to this release. See "Reconciliation of Non-GAAP Measurements to GAAP Results."

The following table provides information related to our operating segments in each period:

SUPPLEMENTAL SEGMENT REPORTING INFORMATION (In thousands) (Unaudited)

	12 Weeks Ended		28 Weeks Ended
	April 16, 2017	April 10, 2016	April 16, 2017	April 10, 2016
Revenues by segment:
Jack in the Box restaurant operations	$265,884	$264,062	$619,065	$611,645
Qdoba restaurant operations	103,505	97,089	238,257	220,329
Consolidated revenues	$369,389	$361,151	$857,322	$831,974
Earnings from operations by segment:
Jack in the Box restaurant operations	$68,658	$63,146	$161,062	$148,836
Qdoba restaurant operations	8,489	10,623	17,221	19,360
Shared services and unallocated costs	(19,276)	(20,980)	(47,432)	(53,711)
Gains (losses) on the sale of company-operated restaurants	7,779	(3)	7,916	815
Consolidated earnings from operations	65,650	52,786	138,767	115,300
Interest expense, net	10,941	6,911	23,658	15,086
Consolidated earnings from continuing operations and before income taxes	$54,709	$45,875	$115,109	$100,214
Total depreciation expense by segment:
Jack in the Box restaurant operations	$14,483	$15,059	$33,772	$35,532
Qdoba restaurant operations	4,907	4,279	11,399	9,867
Shared services and unallocated costs	1,640	1,310	3,614	3,535
Consolidated depreciation expense	$21,030	$20,648	$48,785	$48,934

The following table summarizes the year-to-date changes in the number and mix of Jack in the Box ("JIB") and Qdoba company and franchise restaurants:

SUPPLEMENTAL RESTAURANT ACTIVITY INFORMATION (Unaudited)

	2017			2016
	Company	Franchise	Total	Company	Franchise	Total
Jack in the Box:
Beginning of year	417	1,838	2,255	413	1,836	2,249
New	2	13	15	—	5	5
Refranchised	(60)	60	—	(1)	1	—
Acquired from franchisees	19	(19)	—	1	(1)	—
Closed	(7)	(3)	(10)	—	(3)	(3)
End of period	371	1,889	2,260	413	1,838	2,251
% of JIB system	16%	84%	100%	18%	82%	100%
Qdoba:
Beginning of year	367	332	699	322	339	661
New	13	12	25	19	10	29
Closed	(3)	(4)	(7)	(3)	(4)	(7)
End of period	377	340	717	338	345	683
% of Qdoba system	53%	47%	100%	49%	51%	100%
Consolidated:
Total system end of period	748	2,229	2,977	751	2,183	2,934
% of consolidated system	25%	75%	100%	26%	74%	100%

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
or
Media Contact:
Brian Luscomb, (858) 571-2291